10F-3 REPORT
Date Purchased:	February 14, 2012

Name of Issuer/Issue:
Honda Auto Receivables Owner Trust Co.
 (HAROT) 0.770% 03/15/2015

Amount of Purchase:	$1,000,000

Size of Underwriting:	$520,000,000

% of Issue:		0.19%

Price/Spread:		100%/0.30%
      Fund Net Assets:
Beginning of Period	$69,404,826
End of Period		$68,613,694
Check the following which applies to each
 transaction reported above (and discuss any exceptions):
(a)	Fund purchase was made prior to the end of the
	first day on which any sale was made (or fourth
        day before termination,if a rights offering).	YES

(b)	Purchase price does not exceed the price paid
        by each other purchaser of securities in that
        particular or any concurrent offering (Do not
        check, in the case of an Eligible Foreign
        Offering,for any rights to purchase required
        by law to be granted to existing security holders
        of the issuer).	YES
(c)	Underwriting was a firm commitment.	YES
(d)	Securities were rated BAA/BBB or above
        (or, if the issuer of the municipal security
         has less than three years existence,A or above).
          YES

(e)	Amount purchased (by all Adviser managed trusts
        combined) is not more than 25% of principal amount of
        offering.	YES
(f)	Purchase was not made from the Adviser or Sub-Advisor
        or Matrix Capital Group (Distributor) or their affiliates.
         YES
(g) Purchase was not part of group sale, or otherwise allocated to the account of either the Adviser or Distributor. YES

No report need be filed if there were no transactions subject to Rule 10f-3.
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